Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014 (September 26, 2014, as to the effects of the reverse stock split and other matters discussed in Note 14) relating to the consolidated financial statements of Hubspot, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting policy for sales commissions) appearing in Amendment No. 2 to Registration Statement No. 333-198333 on Form S-1 for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 8, 2014